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                                   EXHIBIT 99

June 5, 1997


            CHILDREN'S BROADCASTING ACQUIRES RADIO BROADCAST LICENSE
                               OF KIDR-AM, PHOENIX

     MINNEAPOLIS -- Children's Broadcasting Corporation (CBC, Nasdaq NM: AAHS) announced today that it has acquired the radio broadcast license of KIDR-AM 740, licensed to the city of Phoenix, Ariz.

     CBC, which acquired the radio station from Bonneville International Corporation and Bonneville Holding Company, Salt Lake City, has been broadcasting its nationally renowned Aahs World Radio(sm) format for kids and families on KIDR since October 1992, when the station first signed on as an Aahs(sm) affiliate.

     "KIDR is a terrific AM signal in a great radio market. We are very familiar with this property," said Christopher T. Dahl, CBC's president and CEO. "Our Aahs(sm) format is the biggest and brightest home on the radio dial for kids. We are committed to continuing to super serve our listeners and advertisers in the 'Valley of the Sun.'"

      With Phoenix, CBC owns stations in ten of the top twenty markets, including six of the top ten.

     Aahs World Radio(sm) is this country's premier, live, 24-hour radio network for today's kids and families. Its award-winning radio programming mix includes: popular and diverse music; news; classic and original stories; games and prizes. The "Aahs(sm) World Zone," interactive phone system logs some 3,000,000 calls a year and the entertaining AAHS(sm) website is found at WWW.AAHSWORLD.COM. Aahs(sm) is broadcast via satellite from WWTC-AM, Minneapolis, and is available to approximately 40 percent of the country through 30 affiliate stations, including seven of the top ten markets.


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